SCHEDULE 14c

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:
         Preliminary Information Statement
---

         Confidential,  for Use of the  Commission  Only (as  permitted  by Rule
---      14c-5(d)(2))

 X        Definitive Information Statement
---

                                Strategika, Inc.
                (Name of Registrant as Specified in Its Charter)

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                  and 0-11.

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                  applies:
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                  computed  pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                  (4) Proposed maximum aggregate value of transaction:
                  (5) Total fee paid:

         |_|      Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
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                                Strategika, Inc.
                               4316 Fairfax Avenue
                               Dallas, Texas 75205


                           Written Consent Relating to
                          Increasing Authorized Shares
                             of Common Capital Stock


         NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing approximately 89% of our outstanding shares of common stock approving an amendment of our Certificate of Incorporation to effect an increase of our authorized common capital stock from 40 million to 250 million shares.

                        We are not asking you for a proxy
                  and you are requested not to send us a proxy.


         As of the close of business on June 26, 2003, the date on which a consent approving the amendment to our Certificate of Incorporation to increase the authorized number of shares of our common capital stock was executed by holders of approximately 89% of our outstanding common capital stock, there were 5,000,508 shares of our common stock outstanding. The amendment of our Certificate of Incorporation is intended to be effective on or about August 4, 2003.

                                             By Order of the Board of Directors,

                                             /s/Rene Larrave
                                             -----------------------------------
                                             Rene Larrave, Chairman

July 15, 2003



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                                     SUMMARY

Transaction:               Amendment of Certificate of  Incorporation  to effect
                           an increase in the authorized shares of our common capital stock from 40 million to 250 million shares.

Purpose: To facilitate our efforts to implement our business strategy.

                           The purpose of this Information Statement is to inform those holders of our common stock who have not given us their written consent to the foregoing corporate action and its effects.

Effective Date:            20 days after mailing of this Information Statement.


                                 STOCK OWNERSHIP

         The following table sets forth information as of July 1, 2003, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock and (ii) by our sole director and officer. Unless otherwise noted, the noted person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

                                                              Percentage
      Name                 Shares Beneficially Owned         Outstanding(1)
------------------------   -------------------------   -------------------------
  Rene Larrave                      4,500,000                     89%

(1) Based on 5,000,508 shares of common stock outstanding as of July 1, 2003.


The mailing address for Mr. Larrave is 4316 Fairfax Avenue, Dallas, Texas 75205.

             AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT AN
                 INCREASE OF OUR AUTHORIZED COMMON CAPITAL STOCK

         The Board of Directors unanimously adopted a resolution seeking stockholder approval of the proposal to amend our Certificate of Incorporation (the "Certificate") to effect an increase in our authorized shares of common stock from 40 million to 250 million shares. Holders of a majority of our common stock approved the Boards' recommendation by consent in lieu of special meeting on June 26, 2003. This action will not change the par value of the common stock, and each stockholder will hold the same percentage of common stock outstanding immediately following the amendment to the Certificate as such stockholder did immediately prior to the amendment.

         By increasing the number of shares of our common stock available for issuance, we believe that we will be better positioned to initiate our business strategy through the consummation of business acquisitions that are compatible with our business model. At the present time, we have not identified any business opportunity that we plan to pursue, nor have we reached any agreement or definitive understanding with any person concerning an acquisition.


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


         On the Effective Date, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our Certificate.

         Under the Delaware General Corporation Law, stockholders are not entitled to dissenters' rights with respect to the action of amending our Certificate.

                      MARKET FOR THE COMPANY'S COMMON STOCK

         Our common stock is eligible for quotation on the Over the Counter Bulletin Board (symbol: "SGKA"); however, there is not presently an established active public market for our common stock.

                        ADDITIONAL AVAILABLE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or may be accessed at www.sec.gov.







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